NEWS RELEASE

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT ACQUIRES
CMG ENGINEERING GROUP Pty. Ltd.

April 6, 2010 (BELOIT, WI):  Regal Beloit Corporation (NYSE:  RBC) today announced that the Company has acquired CMG Engineering Group Pty, Ltd. (CMG) headquartered in Melbourne Australia.

CMG manufactures and distributes fractional horse power industrial motors, blower systems, and industrial metal products with operations in Australia, New Zealand, South Africa, Malaysia, Singapore, the United Kingdom, and the Middle East.  Also included is CMG’s Technology center and certified motor and drive testing facilities located in Australia.  The business also distributes integral horsepower industrial motors, mechanical power transmission products, material handling equipment, electrical insulating materials, magnet wire, and specialty conductors in Australia and New Zealand.

The purchase price was approximately $75.0 million in cash, the assumption of approximately $5.5 million in net liabilities and one hundred thousand shares of Regal Beloit Common Stock.

The business is expected to add approximately $92.0 million to sales and add $.04 to diluted earnings per share in 2010.  The Company’s guidance includes the estimated impact of transaction costs, purchase accounting and intangible amortization based on the preliminary purchase price allocation. Sales for CMG in 2011 are expected to be approximately $128.0 to $135.5 million and the addition to diluted earnings per share are expected to be $.12 to $.15 for the business, including the dilutive impact of additional shares issued.

According to Henry W. Knueppel, Chairman and CEO of Regal Beloit, “We are very excited to announce the acquisition of CMG.  The CMG business is a strong and growing business across the Asia-Pacific Region, South Africa, and the Middle East.  This acquisition further expands the infrastructure necessary to significantly expand our commercial efforts in these critical regions.  The company has an outstanding management team that has continuously grown the business at a multiple of market growth rates.  Given this track record and the opportunities that RBC can bring to CMG, we are very confident that we will see accelerated growth. We have for some time searched for a commercial infrastructure in these important geographical regions that would allow us to leverage our global manufacturing platform.  The combination of CMG and Regal Beloit’s Asia Pacific operations creates both a leading commercial and manufacturing footprint and an opportunity to take advantage of significant synergies between the organizations.   CMG is a perfect fit to further complete this portion of our globalization strategy.”

Jack Gringlas, Group Managing Director and Owner of CMG Engineering Group stated “I am confident that we have found the ideal acquirer for our business.  RBC will provide the best platform to secure the future of the CMG business and its team of experienced and dedicated staff. I will be continuing with CMG in the role of Group Managing Director. I am extremely excited about the future of CMG as a result of this sale.”

About REGAL BELOIT CORPORATION:
Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements.  Forward-looking statements represent our management’s judgment regarding future events.  We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: unexpected issues and costs arising from the closing of the transaction and the integration of acquired companies and businesses and  marketplace acceptance of these and other recent acquisitions, including the loss of, or a decline in business from, any significant customers of Regal Beloit or the acquired businesses.  All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this press release are made only as of the date of this release, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

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Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818
Website: www.regalbeloit.com